Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Castle Biosciences, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	Other	1,282,045(2)	$22.02(3)	$28,230,630.90	0.0000927	$2,616
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$28,230,630.90		$2,616
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$2,616

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional number of shares of Common Stock, $0.001 par value per share (“Common Stock”) of Castle Biosciences, Inc. (the “Registrant”) issuable upon stock splits, stock dividends, or other distribution, recapitalization or similar events with respect to the shares of Common Stock being registered pursuant to this registration statement.

(2)
Consists of an aggregate of 1,282,045 shares of Common Stock, including (i) 699,047 shares issued to the selling stockholders named in the prospectus that forms a part of this registration statement (the “Selling Stockholders”) pursuant to the Agreement and Plan of Merger, dated as of April 4, 2022, by and among the Registrant, Acorn Merger Sub, Inc., AltheaDx, Inc. and Fortis Advisors LLC (the “Merger Agreement”), (ii) 64,840 shares that have been deposited into escrow to support the indemnification obligations of the Selling Stockholders under the Merger Agreement and (iii) 518,158 shares that may become issuable to the Selling Stockholders as milestone payments pursuant to the terms of the Merger Agreement, contingent upon the achievement of certain commercial and regulatory milestone events.

(3)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low price per share of the Common Stock as reported by the Nasdaq Global Market on June 1, 2022.